$300,000,000
CREDIT AGREEMENT
among
FAIR ISAAC CORPORATION,
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent,
and
BANK OF AMERICA, N.A.
and
JPMORGAN CHASE BANK, N.A.,
as Documentation Agents

Dated as of October 20, 2006
WELLS FARGO BANK, NATIONAL ASSOCIATION
and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and
Joint Bookrunners

-i-

-ii-

-iii-

SCHEDULES:

1.1A	Commitments

EXHIBITS:

A	Notice of Revolving Loan Borrowing
B	Notice of Swingline Borrowing
C	Notice of Revolving Loan Conversion
D	Notice of Revolving Loan Interest Period Selection
E	Form of New Lender Supplement
F	Form of Commitment Increase Supplement
G	Form of Compliance Certificate
H	Form of Closing Certificate
I	Form of Assignment and Assumption
J	Form of Legal Opinion of Borrower’s counsel
K	Form of Exemption Certificate
L	Form of Revolving Loan Note
M	Form of Swingline Note

-iv-

          THIS CREDIT AGREEMENT (this “Agreement”), dated as of October 20, 2006, is entered into by and among FAIR ISAAC CORPORATION, a Delaware corporation (the “Borrower”); the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”); WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), and U.S. BANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (together and in such capacities, the “Joint Lead Arrangers”); U.S. Bank National Association, as syndication agent (in such capacity, the “Syndication Agent”); BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as documentation agents (together and in such capacities, the “Documentation Agents”); and Wells Fargo, as administrative agent (in such capacity, together with any successor thereto, the “Administrative Agent”).
          WHEREAS, the Borrower has requested the Lenders to make available to it the credit facilities described herein; and
          WHEREAS, the Lenders are willing to make available the credit facilities described herein upon and subject to the terms and conditions set forth herein.
          NOW THEREFORE, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, “Base Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in San Francisco, California (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
     “Act”: as defined in Section 10.16.
     “Administrative Agent”: as defined in the preamble hereto and any successor in accordance with the terms and conditions of Section 9.9.
     “Administrative Agent’s Fee Letter”: the letter agreement dated as of May 10, 2006, between the Borrower and the Administrative Agent regarding certain fees payable by the Borrower to the Administrative Agent as expressly indicated therein.

     “Affiliate”: with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Agents”: the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.
     “Agreement”: as defined in the preamble hereto.
     “Anti-Terrorism Law”: each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other governmental rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
     “Applicable Margin”: the applicable rate per annum set forth under the relevant column heading determined pursuant to the Pricing Grid. The Applicable Margin shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.
     “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.
     “Approved New Lender Offerees”: as defined in Section 2.3(a).
     “Assignee”: as defined in Section 10.6(b).
     “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit I.
     “Available Commitment”: as to any Lender at any time, an amount equal to (a) such Lender’s Commitment then in effect minus (b) such Lender’s Extensions of Credit then outstanding.
     “Beneficial Owner”: as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), notwithstanding the provisions of Rule 13d-3(d)(1)(i)(A) and (B), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire by conversion of other securities or the exercise of any option, warrant or right, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

     “Benefitted Lender”: as defined in Section 10.7(b).
     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Borrower”: as defined in the preamble hereto.
     “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make a Loan hereunder.
     “Business”: as defined in Section 4.12(b).
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California, Minneapolis, Minnesota or New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.
     “Capital Leases”: any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Change of Control”: with respect to any Person, an event or series of events by which:
          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of 30% or more of the Capital Stock of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person; or
          (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any

Person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
     “Commitment Increase Notice”: as defined in Section 2.3(a).
     “Commitment Increase Supplement”: as defined in Section 2.3(c).
     “Commitment Period”: the period from and including the Effective Date to the Termination Date.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
     “Communications”: as defined in Section 10.2(c).
     “Compliance Certificate”: a certificate duly executed by two Responsible Officers substantially in the form of Exhibit G.
     “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall be (a) entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) deemed to have any Commitment.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Convertible Notes”: the Borrower’s 1.5% Senior Convertible Notes, Series B due August 15, 2023.

     “Credit Event”: as defined in Section 5.2.
     “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Defaulting Lender”: a Lender that (a) has failed to fund its portion of any Loan or any participations in Letters of Credit or Swingline Loans that it is required to fund under this Agreement and has continued in such failure for three Business Days after written notice from the Administrative Agent, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.
     “Designated Person” shall mean any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (c) (i) is an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
     “Disclosed Litigation”: as defined in Section 4.6.
     “Distributions”: dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of Capital Stock of any Person or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom stock” payments, where the amount is calculated with reference to the fair market or equity value of any Person), but excluding dividends payable solely in Capital Stock of any Person.
     “Documentation Agents”: as defined in the preamble hereto.
     “Dollars” and “$”: dollars in lawful currency of the United States.
     “EBITDA”: for any four consecutive fiscal quarter period, (a) the net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, consistently applied for such period, plus (b) to the extent deducted in determining such net income for such period, the sum of the following for such period: (i) Interest Expense for such period, (ii) income tax expense for such period (iii) depreciation and amortization for such period, (iv) the aggregate amount of extraordinary, non-operating or non-cash charges for such period, and (v) an amount equal to the non-cash, share-based compensation deducted in accordance with SFAS 123(R) that is not in excess of $75,000,000, plus (c) the following amounts for restructuring and acquisitions expenses incurred in the following fiscal quarters included in such period: (i) $2,200,000 in the fiscal quarter ended March 31, 2006, (ii) $5,300,000 in the fiscal quarter ended June 30, 2006, and (iii) $12,900,000 in the fiscal quarter ended September 30, 2006, and minus, without duplication, (d) the aggregate amount of extraordinary, non-operating or non-cash income during such period. Pro forma credit shall be given for the EBITDA of any companies (or identifiable business units or divisions) (i) acquired by the Borrower in accordance with the terms of this Agreement as if owned on the first day of the applicable period, and (ii) sold, transferred or otherwise disposed of in accordance with the terms of this Agreement during any period will be treated as if not owned during the entire applicable period.
     “EBITDAR”: for any four consecutive fiscal quarter period, the sum of (a) EBITDA for such period and (b) rental expense determined in accordance with GAAP for such period.
     “Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived.
     “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Liabilities”: as defined in Regulation D of the Board.
     “Eurocurrency Reserve Requirements”: of any Lender for any Interest Period as applied to a Eurodollar Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during any such percentage shall be so applicable) under any regulations of the Board or other Governmental Authority having jurisdiction with respect to determining the maximum reserve requirement (including basic, supplemental and emergency reserves) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Eurodollar Base Rate”: with respect to each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, such rate to remain fixed for such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M. two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate or Swingline Loans the rate of interest applicable to which is based upon the Overnight Eurodollar Rate.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16th of 1%):

Eurodollar Base Rate 1.00 — Eurocurrency Reserve Requirements
     “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Exchange Act”: Securities Exchange Act of 1934, as amended.
     “Executive Order”: Executive Order No. 13224 on Terrorist Financings: — Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 13268 and as further amended after the date hereof.
     “Existing Credit Agreement”: the Credit Agreement, dated as of November 1, 2002, between the Borrower and Wells Fargo, as amended through the Effective Date.
     “Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Percentage of the L/C Obligations then outstanding and (c) such Lender’s Percentage of the aggregate principal amount of Swingline Loans then outstanding.
     “Facility Fee Rate”: for any day, the applicable rate per annum determined pursuant to the Pricing Grid. The Facility Fee Rate shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.
     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     “Fee Payment Date”: (a) the last day of each calendar quarter during the Commitment Period, (b) the last day of the Commitment Period and (c) the last day of each calendar quarter after the last day of the Commitment Period, so long as any principal amount of the Loans or any Reimbursement Obligations remain outstanding after the last day of the Commitment Period.
     “Fixed Charge Coverage Ratio”: for any four consecutive fiscal quarter period, the ratio of (a) EBITDAR of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period to (b) the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following items for such period: (i) Interest Expense and (ii) rental expense determined in accordance with GAAP.
     “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
     “GAAP”: generally accepted accounting principles in the United States and, except as noted below, determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Change in Accounting Principles” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, upon the request of the Borrower or the Administrative Agent, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Change in Accounting Principles with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Change in Accounting Principles as if such Change in Accounting Principles had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Change in Accounting Principles had not occurred. “Change in Accounting Principles” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or any successor thereto, the SEC or, if applicable, the Public Company Accounting Oversight Board.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof or (e) to reimburse or indemnify an issuer of a letter of credit, surety bond or guarantee issued by such issuer in respect of primary obligations of a primary obligor other than the Borrower or any Subsidiary; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation.
     “Indebtedness”: of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money (including convertible notes), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are payable on terms customary in the trade), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (other than reimbursement obligations, which are not due and payable on such date, in respect of documentary letters of credit issued to provide for the payment of goods and services in the ordinary course of business), (f) net mark to market exposures under Swap Agreements and other financial contracts, other than the use of short-term hedges for risk management purposes, (g) off-balance sheet liabilities, including synthetic leases, but excluding operating leases as defined by GAAP, (h) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (i) indebtedness attributable to permitted securitization transactions, (j) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on a consolidated balance sheet, (k) all Guarantee Obligations or contingent obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (j) above, and (l) all obligations of the kind referred to in clauses (a) through (k) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided, that if such Person is not liable for such obligation, the amount of such Person’s Indebtedness with respect thereto shall be deemed to be the lesser of the stated amount of such obligation and the value of the property subject to such Lien). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

     “Industrial Loan Corporation”: a financial institution chartered under the laws of any state as an industrial bank, industrial loan and thrift, or industrial loan company, or any other Person contemplated by 15 USC 1679(a)(3)(b)(iii), that is not subject to regulation under the Bank Holding Company Act.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Interest Expense”: for any period, total interest expense for such period determined on a consolidated basis in accordance with GAAP.
     “Interest Payment Date”: (a) as to any ABR Loan the last day of each calendar quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof, and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending two weeks or one, two, three or six months thereafter, as selected by the Borrower in its Notice of Revolving Loan Borrowing or Notice of Revolving Loan Conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending two weeks or one, two, three or six months thereafter, as selected by the Borrower by in its Notice of Revolving Loan Interest Period Selection to the Administrative Agent not later than 10:00 a.m. on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
               (ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and
               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     “Issuing Lender”: Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     “Joint Lead Arrangers”: as defined in the preamble hereto.
     “L/C Commitment”: $25,000,000.
     “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under issued Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
     “L/C Participants”: in respect of any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender that issued such Letter of Credit.
     “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
     “Letters of Credit”: as defined in Section 3.1.
     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
     “Loan”: any loan made by any Lender pursuant to this Agreement, including Swingline Loans and Revolving Loans.
     “Loan Documents”: this Agreement, the Notes, the Administrative Agent’s Fee Letter and the Applications, in each case, including any amendment, waiver, supplement or other modification to any of the foregoing.
     “Marketable Securities”: any of the following:
          (a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
          (b) Certificates of deposit, time or demand deposit accounts or bankers acceptances maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such deposits or bankers acceptances are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;

          (c) Open market commercial paper maturing within 360 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;
          (d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s, (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (B) or (C) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations;
          (e) shares of any money market mutual or similar fund that has all or at least 95% of its assets invested continuously in investments satisfying the requirements of clauses (a) through (d) of this definition;
          (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and
          (g) other marketable securities entered into in compliance with the investment policies of the Borrower delivered to the Administrative Agent prior to the Effective Date and any modifications to such investment policies after the Effective Date approved by the Administrative Agent.
     “Material Adverse Effect”: any event or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), businesses or operations of the Borrower and its Subsidiaries (taken as a whole); (b) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents; (c) the rights and remedies of the Administrative Agent, the Issuing Lender or any Lender under this Agreement, the other Loan Documents or any related document, instrument or agreement; or (d) the validity or enforceability of any of the Loan Documents.
     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Moody’s”: Moody’s Investors Service, Inc.

     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “New Lender Supplement”: as defined in Section 2.3(b).
     “New Revolving Credit Lender”: as defined in Section 2.3(b).
     “Non-Excluded Taxes”: as defined in Section 2.16(a).
     “Non-U.S. Lender”: as defined in Section 2.16(b).
     “Notes”: as defined in Section 2.14(g).
     “Notice of Revolving Loan Borrowing”: as defined in Section 2.2.
     “Notice of Revolving Loan Conversion”: as defined in Section 2.9(a).
     “Notice of Revolving Loan Interest Period Selection”: as defined in Section 2.9(b).
     “Notice of Swingline Borrowing”: as defined in Section 2.5(a).
     “Notification”: as defined in Section 10.2(d).
     “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Issuing Lender or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Overnight LIBOR Rate”: with respect to any Swingline Loans, the per annum rate of interest most recently announced within Well Fargo at its principal office in San Francisco, California as its Overnight LIBOR Rate, with the understanding that Wells Fargo’s Overnight LIBOR Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

Wells Fargo shall base its determination of the Overnight LIBOR Rate upon such offers for deposits on or other market indicators of the interbank market as Wells Fargo in its discretion deems appropriate, and the Overnight LIBOR Rate available to the Borrower hereunder shall be adjusted by Wells Fargo to take into account the Eurocurrency Reserve Requirements. Any change in the Overnight LIBOR Rate shall become effective on the date on which each such change in the Overnight LIBOR Rate is announced within Wells Fargo.
     “Participant”: as defined in Section 10.6(c).
     “Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.
     “Permitted Acquisition” as defined in Section 7.4.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Platform”: as defined in Section 10.2(c).
     “Pricing Grid”:

		Applicable Margin	Applicable Margin
		for	for	Facility	Utilization
Level	Total Leverage Ratio	ABR Loans	Eurodollar Loans	Fee Rate	Fee Rate
1	≤ 1.00	0%	0.300%	0.100%	0.100%
2	> 1.00 ≤ 1.75	0%	0.375%	0.125%	0.125%
3	> 1.75 ≤ 2.50	0%	0.475%	0.150%	0.125%
4	> 2.50	0%	0.550%	0.200%	0.125%

Any increase or decrease in the Applicable Margin, Facility Fee Rate and Utilization Fee Rate resulting from a change in the Total Leverage Ratio shall become effective as of the fifth Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.2; provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Tier 4 shall apply as of the date of the failure to deliver such Compliance Certificate until the fifth Business Day after the date the Borrower delivers such Compliance Certificate in form and substance acceptable to the Administrative Agent and thereafter the Applicable Margin, Facility Fee Rate and Utilization Fee Rate shall be based on the Total Leverage Ratio indicated on such Compliance Certificate until such time as further adjusted as set forth in this definition. From the Effective Date through the fifth Business Day immediately following the date the first Compliance Certificate is required to be delivered pursuant to Section 6.2 after the Effective Date, the Applicable Margin, the Facility Fee and the Utilization Fee shall be determined based upon Tier 1 of the Pricing Grid, regardless of the Total Leverage Ratio during such period.
     “Properties”: as defined in Section 4.12(a).
     “Proposed Target”: as defined in Section 7.4(b).
     “Refunded Swingline Loans”: as defined in Section 2.5.
     “Register”: as defined in Section 10.6(c).
     “Regulation U”: Regulation U of the Board as in effect from time to time.
     “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by the Issuing Lender.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Required Lenders”: at any time, two or more holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding. In each case, at any time any Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Required Lenders” and “Required Lenders” shall mean non-Defaulting Lenders otherwise meeting the criteria set forth in this definition.
     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or general counsel of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.
     “Revolving Credit Offered Increase Amount”: as defined in Section 2.3(a).
     “Revolving Credit Re-Allocation Date”: as defined in Section 2.3(d).
     “Revolving Loans”: as defined in Section 2.1(a).
     “S&P”: Standard & Poor’s Ratings Services.
     “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
     “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
     “Specified Exchange Act Filings”: the Borrower’s Form 10-K annual report for the year ended September 30, 2005 and each and all of the Form 8-Ks (and to the extent applicable proxy statements) filed by the Borrower with the SEC after September 30, 2005 and prior to the date that is one Business Day before the date of this Agreement.
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.
     “Swingline Lender”: Wells Fargo, in its capacity as the lender of Swingline Loans, or any successor swing line lender hereunder.

     “Swingline Loans”: as defined in Section 2.4.
     “Swingline Note”: as defined in Section 2.14(g).
     “Swingline Participation Amount”: as defined in Section 2.5.
     “Syndication Agent”: as defined in the preamble hereto.
     “Termination Date”: the date that is the fifth anniversary of the Effective Date or such earlier date as otherwise determined pursuant to Section 2.7.
     “Total Commitments”: at any time, the aggregate amount of the Commitments of all Lenders at such time. The original amount of the Total Commitments is $300,000,000.
     “Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of all Lenders at such time.
     “Total Leverage Ratio”: at the end of any fiscal quarter, the ratio of (a) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis at such time minus the amount of cash and Marketable Securities (valued at fair market value) at such time in excess of $50,000,000, to (b) EBITDA for the four consecutive quarter period ended as of the end of the such fiscal quarter.
     “Transferee”: any Assignee or Participant.
     “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
     “United States”: the United States of America.
     “Utilization Fee Rate”: for any day, the applicable rate per annum determined pursuant to the to the Pricing Grid. The Utilization Fee Rate shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.
     “Wells Fargo”: as defined in the preamble hereto.

     1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto. As used herein and, except as otherwise provided therein, in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, suffer to exist or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) All references in this Agreement and each of the other Loan Documents to a time of day shall mean Minneapolis, Minnesota time, unless otherwise indicated.
          (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
     2.1 Commitments. (a) On the terms and subject to conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Commitment. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8. (b) The Borrower shall repay all outstanding Revolving Loans on the Termination Date.
     2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit A, duly executed by two Responsible Officers and appropriately completed (a “Notice of Revolving Loan Borrowing”), (which notice must be received by the Administrative Agent prior to 12:00 Noon (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to $3,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Commitments are less than $3,000,000, such lesser amount). Upon receipt of a Notice of Revolving Loan Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
     2.3 Commitment Increases.
          (a) In the event that the Borrower wishes to increase the Total Commitments at any time when no Default or Event of Default has occurred and is continuing (or would result from such increase), it shall notify the Administrative Agent in writing of the amount (the “Revolving Credit Offered Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”) in a minimum amount equal to $25,000,000 or a whole multiple of $5,000,000 in excess thereof. The Borrower may offer the Revolving Credit Offered Increase Amount to (i) any Lender and/or (ii) other banks, financial institutions or other entities with the consent of the Administrative Agent, such consent not to be unreasonably withheld (“Approved New Lender Offerees”). The Commitment Increase Notice shall (A) specify the Lenders and/or Approved New Lender Offerees that will be requested to provide such Revolving Credit Offered Increase Amount, (B) specify the proposed effective date and (C) be accompanied by a certificate executed by two Responsible Officers stating that no Default or Event of Default has occurred and is continuing (or would result from such increase). The Borrower or, if requested by the Borrower, the Administrative Agent will notify such Lenders, and/or Approved New Lender Offerees of such offer.
          (b) Any Approved New Lender Offerees which the Borrower selects to offer a portion of the increased Total Commitments and which elects to become a party to this Agreement and obtain a Commitment in an amount so offered and accepted by it pursuant to Section 2.3(a) shall execute a new lender supplement (the “New Lender Supplement”) with the Borrower and the Administrative Agent, substantially in the form of Exhibit E, whereupon such Approved New Lender Offerees (herein called a “New Revolving Credit Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that the Commitment of any such New Revolving Credit Lender shall be in an amount not less than $10,000,000.

          (c) Any Lender which accepts an offer to it by the Borrower to increase its Commitment pursuant to Section 2.3(a) shall, in each case, execute a Commitment Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit F, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased. No Lender shall have any obligation, expressed or implied, to offer to increase the amount of its Commitment. Only the consent of each Lender increasing its Commitment shall be required for an increase in the amount of the Commitments pursuant to this Section 2.3. No Lender which elects not to increase the amount of its Commitment may be replaced in respect of its existing Commitment as a result thereof without such Lender’s consent. Subject to the limitations set forth above, the Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Commitments among Lenders increasing their Commitments and New Revolving Credit Lenders.
          (d) If any Approved New Lender Offeree becomes a New Revolving Credit Lender pursuant to Section 2.3(b) or any Lender’s Commitment is increased pursuant to Section 2.3(c), additional Revolving Loans made on or after the effectiveness thereof (the “Revolving Credit Re-Allocation Date”) shall be made pro rata based on the Percentages in effect on and after such Revolving Credit Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Revolving Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Revolving Credit Lenders and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments otherwise available for Revolving Loans), and continuations of Eurodollar Loans outstanding on such Revolving Credit Re-Allocation Date shall be effected by repayment of such Eurodollar Loans on the last day of the Interest Period applicable thereto and the making of new Eurodollar Loans pro rata based on such new Percentages. In the event that on any such Revolving Credit Re-Allocation Date there is an unpaid principal amount of ABR Loans, the Borrower shall make prepayments thereof and borrowings of ABR Loans so that, after giving effect thereto, the ABR Loans outstanding are held pro rata based on such new Percentages. In the event that on any such Revolving Credit Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.
          (e) Notwithstanding anything to the contrary in this Section 2.3, (i) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion and (ii) in no event shall any transaction effected pursuant to this Section 2.3 cause the Total Commitments to exceed $500,000,000.
          (f) The Administrative Agent shall have received on or prior to the Revolving Credit Re-Allocation Date, for the benefit of the Lenders, (i) a legal opinion of counsel to the Borrower covering such matters as are customary for transactions of this type as may be reasonably requested by the Administrative Agent, (ii) certified copies of resolutions of the board of directors of the Borrower authorizing the Borrower to borrow the Revolving Credit Offered

Increase Amount and (iii) any other documents or instruments as may be requested by the Administrative Agent.
     2.4 Swingline Commitment. (a) On the terms and subject to conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time on or after the Effective Date during the Commitment Period by making swingline loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment or the Swingline Lender’s Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall bear interest only at the Overnight LIBOR Rate plus the Applicable Margin. (b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on or prior to the date that is the earlier of (i) the 15th and last day of each month and (ii) the Termination Date; provided that on each date on which a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.
     2.5 Procedure for Swingline Borrowing; Refunding of Swingline Loans.
          (a) Whenever the Borrower wishes to borrow Swingline Loans, it shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M. on the proposed Borrowing Date), specifying (i) the amount to be borrowed, and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each such telephonic notice must be confirmed promptly by an irrevocable written notice in the form of Exhibit B, duly executed by two Responsible Officers and appropriately completed (a “Notice of Swingline Borrowing”). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple thereof. Not later than 2:00 P.M. on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such

Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M. one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.
          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.5(b) one of the events described in Section 8(f) or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.5(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
          (e) Each Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.6 Facility Fees, Utilization Fees, etc.
          (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (except for Defaulting Lenders) a facility fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Facility Fee Rate on the Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof. In addition, if the principal amount of any Loan, or any Reimbursement Obligations, shall remain outstanding and unpaid after the last day of the Commitment Period, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a facility fee for the period from the last day of the Commitment Period until the date on which such amounts are repaid in full, computed at the Facility Fee Rate on such amounts, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date after the last day of the Commitment Period.
          (b) If the aggregate principal amount of the Loans and L/C Obligations outstanding on any day during the calendar quarter preceding a Fee Payment Date (or such shorter period beginning with the date hereof or ending with the Termination Date) is greater than 50% of the Total Commitments, the Borrower agrees to pay to the Administrative Agent for the account of each Lender (except for Defaulting Lenders) a utilization fee at the applicable Utilization Fee Rate on such principal amount of the Loans and the L/C Obligations outstanding on such day, payable in arrears on each Fee Payment Date.
          (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any written, duly executed fee agreements with the Administrative Agent and to perform any other obligations contained therein.
     2.7 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect, subject to the Borrower’s right to subsequently increase the Total Commitments pursuant to Section 2.3.
     2.8 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon one Business Day prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans which shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $500,000 in excess thereof.
     2.9 Conversion and Continuation Options.
          (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such conversions. Each such notice shall be in the form of Exhibit C, duly executed by two Responsible Officers and appropriately completed (a “Notice of Revolving Loan Conversion”). Upon receipt of a Notice of Revolving Loan Conversion, the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent in the form of Exhibit D, duly executed by two Responsible Officers and appropriately completed (a “Notice of Revolving Loan Interest Period Selection”), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, specifying the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing unless the Required Lenders have determined in their sole discretion to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     2.10 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than 8 Eurodollar Tranches shall be outstanding at any one time.
     2.11 Interest Rates and Payment Dates.

          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) On and after the occurrence of an Event of Default, until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate plus two percent (2.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the ABR, plus the Applicable Margin for ABR Loans, plus two percent (2.00%) payable on demand. Overdue interest shall itself bear interest at such applicable default rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable law.
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.11(c) shall be payable from time to time on demand.
     2.12 Computation of Interest and Fees.
          (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive absent manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11.
     2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
     2.14 Pro Rata Treatment and Payments; Notes.
          (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee, utilization fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Percentages of the Lenders (excluding any Defaulting Lenders in connection with the payment of any facility fee or utilization fee).
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.
          (c) Notwithstanding anything to the contrary herein, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, Reimbursement Obligations, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M. on the due date thereof to the Administrative Agent, for the account of the Lenders or the Issuing Lender, as applicable, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such borrowing.
          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          (f) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note (a “Note”) of the Borrower evidencing any Revolving Loans of such Lender, substantially in the form of Exhibit L, with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the Effective Date or the occurrence or making of Loans on the Effective Date.
          (g) The Swingline Lender’s Swingline Loans shall be evidenced by a promissory note in the form of Exhibit M (the “Swingline Note”) which note shall be (i) payable to the order of the Swingline Lender, (ii) in the amount of the Swingline Commitment, (iii) dated the Effective Date and (iv) otherwise appropriately completed.

     2.15 Requirements of Law.
          (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
               (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and Other Taxes covered by Section 2.16 and net income taxes and franchise taxes imposed in lieu of net income taxes);
               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate, which requirements are generally applicable to loans made by such Lender; or
               (iii) shall impose on such Lender any other condition that is generally applicable to loans made by such Lender;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within 25 days after its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction. Notwithstanding anything to the contrary in this Section 2.15, the Borrower shall not be required to compensate a Lender pursuant to this Section

2.15 for any amounts incurred more than 90 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect not to exceed twelve months.
          (c) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The obligations of the Borrower pursuant to this Section 2.15 shall survive for the termination of this Agreement and the payment of the Loans and all other amounts then due and payable hereunder.
     2.16 Taxes.
          (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of any original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit K and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver; provided, however, if any Non-U.S. Lender fails to file forms with the Borrower and the Administrative Agent (or, in the case of a Participant, with the Lender from which the related participation was purchased) on or before the date the Non-U.S. Lender becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant purchased the related participation) entitling the Non-U.S. Lender to a complete exemption from United States withholding taxes at such time, such Non-U.S. Lender shall not be entitled to receive any increased payments from the Borrower with respect to United States withholding taxes under paragraph (a) of this Section, except to the extent that the Non-U.S. Lender’s assignor (if any) was entitled, at the time of the assignment to the Non-U.S. Lender, to receive additional amounts from the Borrower with respect to United States withholding taxes.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) Neither the Administrative Agent nor any Lender shall be obligated under any circumstances to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          (g) The agreements in this Section 2.16 shall survive for the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.17 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurodollar Loan remained outstanding until the last day of the Interest Period applicable to such Eurodollar Loans) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section 2.17 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no unreimbursed economic disadvantage or any legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).
     2.19 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests (on its behalf or any of its Participants) reimbursement for amounts owing pursuant to Section 2.15 or 2.16(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 which eliminates the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and, if a different entity, the Issuing Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender; provided, further, that if the Borrower seeks to exercise such right, it must do so within sixty (60) days after it first knows or should have known of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a replacement Lender that is acceptable to the Administrative Agent).
SECTION 3. LETTERS OF CREDIT
     3.1 L/C Commitment.
          (a) On the terms and subject to the conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the letters of credit issued on and after the Effective Date pursuant to this Section 3, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day on or after the Effective Date and during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) No Issuing Lender shall at any time be obligated to issue, amend, extend or renew any Letter of Credit hereunder if such issuance, amendment, extension or renewal would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
     3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Concurrently with the delivery of an Application to the Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent and the Administrative Agent shall provide notice of such request to the Lenders. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by the Issuing Lender of a Letter of Credit, the Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. The Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by the Issuing Lender (including the amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.
     3.3 Fees and Other Charges.
          (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders in accordance with their respective Percentages and payable quarterly in arrears on each Fee Payment Date after the issuance date. On and after the occurrence of an Event of Default, until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as required by this Agreement), the foregoing fee shall be increased by two percent (2.00%) payable on demand.
          (b) The Borrower shall pay directly to the Issuing Lender for its own account a fronting fee in an amount with respect to each Letter of Credit equal to 0.10% per annum of the amount of such Letter of Credit, due and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided, that in the case of an increase in the amount of a Letter of Credit after the issuance thereof, such fronting fee shall be payable only on the increased amount thereof. In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending, renewing or otherwise administering any Letter of Credit.
     3.4 L/C Participations.
          (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued by the Issuing Lender hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit issued by the Issuing Lender for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to such L/C Participant’s Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (b) If any amount (a “Participation Amount”) required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, the Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Administrative Agent submitted on behalf of the Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender (and thereafter the Administrative Agent shall promptly return to the Issuing Lender) the portion thereof previously distributed by the Issuing Lender.
     3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on (i) the Business Day on which the Borrower receives notice from the Issuing Lender of a draft drawn on a Letter of Credit issued by the Issuing Lender and paid by the Issuing Lender, if such notice is received on such Business Day prior to 10:00 A.M. or (ii) if clause (i) above does not apply, the Business Day immediately following the day on which the Borrower receives such notice, for the amount of (A) such draft so paid and (B) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment which are obligations of the Borrower hereunder (the amounts described in the foregoing clauses (A) and (B) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.11(b) and (ii) thereafter, Section 2.11(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.1 of ABR Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 2.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 2.1 (or, if applicable, Section 2.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.
     3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Without waiving any claim the Borrower may assert against the Issuing Lender pursuant to Section 3.12, the Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of Minnesota, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
     3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by the Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
     3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
     3.9 Actions of Issuing Lender. The Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon any draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Lender. The Issuing Lender shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 3.9, the Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Letter of Credit.
     3.10 Borrower’s Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the Issuing Lender and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the Issuing Lender or the Administrative Agent may incur (or which may be claimed against such Lender, the Issuing Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Lender may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the Issuing Lender hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the Issuing Lender issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuing Lender, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, any Issuing Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section is intended to limit the obligations of the Borrower under any other provision of this Agreement.
     3.11 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Percentage, indemnify the Issuing Lender, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section or any action taken or omitted by such indemnitees hereunder.
     3.12 Claims Against L/C Issuer. The Borrower will have a claim against the L/C Issuer, and the L/C Issuer will be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s payment or failure to pay under any Letter of Credit that is in violation of Article 5 of the UCC.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, on the Effective Date and on the date of each Credit Event hereunder after the Effective Date, that:
     4.1 Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of September 30, 2004 and 2005, and the related consolidated statements of income and cash flows for the fiscal years ended September 30, 2003, 2004 and 2005, reported on by KPMG LLP or Deloitte & Touche LLP, as applicable, and the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of June 30, 2005 and 2006, and the related consolidated statements of income and cash flows for nine months ended June 30, 2005 and 2006 present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Borrower nor any of its Subsidiaries has any Guarantee Obligation, contingent liabilities, liability for taxes, any long-term leases, unusual forward or long-term commitments, including any Swap Agreement, or other outstanding obligations (including obligations in respect of off-balance sheet transactions) which, in any such case, are material in the aggregate, except as disclosed in the most recent financial statements referred to in this paragraph or in the financial statements delivered to the Administrative Agent pursuant to Section 6.1.

     4.2 No Material Adverse Effect. Since September 30, 2005, there has been no development or event, including any development or event with respect to the Disclosed Litigation or any matter disclosed in the Specified Exchange Act Filings, that has had or could reasonably be expected to have a Material Adverse Effect.
     4.3 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the corporate power and corporate authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     4.4 Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and corporate authority to make, deliver and perform the Loan Documents and to obtain Extensions of Credit. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Extensions of Credit or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect. This Agreement has been, and each other Loan Document upon execution and delivery will be, duly executed and delivered. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the Extensions of Credit and the use of the proceeds thereof will not violate in any material respect any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could be expected, either individually or in the aggregate, to have a Material Adverse Effect.
     4.6 Litigation. Except as set forth in Item 1 of Part II of the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006 or Item 3 of Part I of the Borrower’s annual report on Form 10-K for the fiscal year ended September 30, 2005 (the “Disclosed Litigation”), no litigation, investigation or proceeding of or before any arbitrator or

Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues with respect to any of the Loan Documents or that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     4.8 Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal and state returns of income and franchise taxes imposed in lieu of net income taxes and all other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or with respect to any claims or assessments for taxes made against it or any of its property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as applicable). No material tax Liens have been filed against the Borrower or any of its Subsidiaries other than (a) Liens for taxes which are not delinquent or (b) Liens for taxes which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as applicable.
     4.9 Federal Regulations. No part of the proceeds of any Loans, and no other Extensions of Credit, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.
     4.10 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred that is a distress termination under Section 41041 of ERISA, a termination at the instigation of the PBGC or has resulted in, or could reasonably be likely to result in, a material liability to the Company, and no Lien in favor of the PBGC or a Plan has arisen. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the Borrower’s knowledge, no such Multiemployer Plan is in Reorganization or Insolvent.

     4.11 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness under this Agreement.
     4.12 Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (a) the facilities and properties owned, leased or operated by the Borrower and its Subsidiaries (the “Properties”) do not contain, and, to the Borrower’s knowledge, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
          (b) neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower and its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that, to the Borrower’s knowledge, could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that, to the Borrower’s knowledge, could give rise to liability under, any applicable Environmental Law;
          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

          (g) neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.
     4.13 Accuracy of Information, etc. No statement or information (other than projections, if any, and pro forma information) contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections, if any, and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. Except as set forth in the Borrower’s Specified Exchange Act Filings, there is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
     4.14 Regulatory Matters. The Borrower is not subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Requirement of Law (other than Regulation X of the Board) limiting its ability to incur Indebtedness.
     4.15 Burdensome Contractual Obligations, Etc. Neither the Borrower or any of its Subsidiaries nor any of their respective properties are subject to any Contractual Obligation or Requirement of Law which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.16 Foreign Assets Control, Etc.
          (a) The Borrower (i) is not, nor is controlled by, a Designated Person; (ii) to its knowledge, has not received funds or other property from a Designated Person; and (iii) is not in breach, or to its knowledge, the subject, of any action or investigation under any Anti-Terrorism Law. To its knowledge, (i) the Borrower does not engage nor will it knowingly engage in any dealings or transactions with any Designated Person, and (ii) the Borrower is not nor will it knowingly be otherwise associated, with any Designated Person. The Company and each Subsidiary are in compliance, in all material respects, with the Patriot Act. The Company has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.
          (b) No portion of the proceeds of any Extension of Credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
SECTION 5. CONDITIONS PRECEDENT
     5.1 Conditions to the Effective Date. The occurrence of the Effective Date is subject to the satisfaction of the following conditions precedent:
          (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.
          (b) Notes. A Revolving Loan Note payable to each Lender requesting such a note in the principal amount of its Commitment and the Swingline Note payable to the Swingline Lender in the principal amount of the Swingline Commitment, in each case, duly executed by the Borrower.
          (c) Financial Statements. The Lenders shall have received the financial statements described in Section 4.1.
          (d) Reduction of Commitment under the Existing Credit Agreement. The Administrative Agent shall have received evidence that the commitment under the Existing Credit Agreement has been or concurrently with the Effective Date shall be reduced to $750,000, which represents the face amount of the outstanding letters of credit under the Existing Credit Agreement as of the Effective Date.
          (e) Consents and Approvals. All governmental and third party consents and approvals necessary in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby shall have been obtained and be in full force and effect; and the Administrative Agent shall have received a certificate executed by two Responsible Officers to the foregoing effect.
          (f) Fees. The Lenders, the Joint Lead Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.
          (g) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Effective Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower certified by the Secretary of State of the State of Delaware, and (ii) a good standing certificate for the Borrower from the Secretary of State of the State of Delaware.
          (h) Legal Opinion. The Administrative Agent shall have received the legal opinion of Faegre & Benson, special counsel on behalf of the Borrower, substantially in the form of Exhibit J.

          (i) Representations and Warranties. Each of the representations and warranties made by the Borrower in this Agreement that does not contain a materiality qualification shall be true and correct in all material respects on and as of the Effective Date, and each of the representations and warranties made by the Borrower in this Agreement that contains a materiality qualification shall be true and correct on and as of the Effective Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects, or true and correct, as the case may be, as of such earlier date).
          (j) UCC Searches. Uniform Commercial Code search certificates from the state of organization of the Borrower and each of the Borrower’s Significant Subsidiaries (as defined in Article I, Rule 1-02(w) of Regulation S-X of the Exchange Act) organized under the laws of the United States or any state thereof reflecting no financing statements or filings which evidence Liens of other Persons in the Borrower’s or such domestic Significant Subsidiaries properties or assets except for any such Liens which are expressly permitted by this Agreement.
          (k) Compliance Certificate. A certificate duly executed by two Responsible Officers containing all information and calculations reasonably necessary to establish that the Total Leverage Ratio on the last day of the most recently ended fiscal quarter prior to the Effective Date, after giving pro forma effect for any Credit Event to occur on the Effective Date and the repayment of any Indebtedness with the proceeds of any such Credit Event, was less than or equal to 1.00 to 1.00.
          (l) No Default. No Default or Event of Default shall have occurred and be continuing.
     5.2 Conditions to Each Credit Event. The agreement of each Lender to make any Loan or to issue or extend the expiry date under, or participate in, a Letter of Credit (other than the extension of a Letter of Credit pursuant to the evergreen provisions therein) (each, a “Credit Event”), including the Issuing Lender to issue a Letter of Credit, on any date (including any Credit Event to occur on the Effective Date) is subject to the satisfaction of the following conditions precedent:
          (a) Satisfaction of Conditions Precedent in Section 5.1. The conditions precedent set forth in Section 5.1 shall have been satisfied or waived in accordance with this Agreement as of the Effective Date.
          (b) Representations and Warranties. Each of the representations and warranties made by the Borrower in this Agreement that does not contain a materiality qualification shall be true and correct in all material respects on and as of the date of such Credit Event as if made on and as of such date, and each of the representations and warranties made by the Borrower in this Agreement that contains a materiality qualification shall be true and correct on and as of such date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects, or true and correct, as the case may be, as of such earlier date).

          (c) Material Adverse Change. Since September 30, 2005, there has been no material adverse change in the business, assets, results of operations or condition (financial or other) of the Borrower and its Subsidiaries, taken as a whole.
          (d) No Default. No Default or Event of Default shall have occurred and be continuing on the date of such Credit Event or after giving effect to the Credit Event requested to be made on such date.
Each borrowing of Loans hereunder, and each request by the Borrower for the issuance of or extension of an expiry date under a Letter of Credit hereunder (other than the extension of a Letter of Credit pursuant to the evergreen provisions therein), shall constitute a representation and warranty by the Borrower as of the date of such Credit Event that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect or any Obligation remains unpaid or unperformed, the Borrower shall and shall cause its Subsidiaries to:
     6.1 Financial Statements. Furnish to the Administrative Agent, and the Administrative Agent shall deliver to each Lender via Intralinks or any other method reasonably acceptable to the Administrative Agent:
          (a) as soon as available, but in any event within the earlier of (i) 90 days after the end of each fiscal year of the Borrower or (ii) five Business Days after the filing of the following financial statements with the SEC, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, statements of stockholders’ equity and comprehensive income and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by the unqualified opinion of Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and
          (b) as soon as available, but in any event within the earlier of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower or (ii) five Business Days after the filing of the following financial statements with the SEC, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter, the related unaudited consolidated statements of income for such quarter and the portion of the fiscal year through the end of such quarter, statement of stockholders’ equity and comprehensive income as at the end of such quarter and cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case (other than the statement of stockholders’ equity and comprehensive income) in comparative form the figures for the previous year, certified by two Responsible Officers as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods. All financial statements and reports referred to in Section 6.1(a) and (b) shall be deemed to have delivered upon the filing of such financial statements and reports by the Borrower through the SEC’s EDGAR system or publication by the Borrower of such financial statements and reports on its website and the receipt by the Administrative Agent of electronic notice from the Borrower with a link to such financial statements and reports.
     6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:
          (a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate executed by two Responsible Officers stating that such Responsible Officers have obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate, substantially in the form of Exhibit G, containing all information and calculations reasonably necessary for determining compliance by the Borrower with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;
          (b) (i) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities, and (ii) within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC or any national securities exchange or national market, provided that, such financial statements and reports referred to in clauses (i) and (ii) shall be deemed to have delivered upon the filing of such financial statements and reports by the Borrower through the SEC’s EDGAR system or publication by the Borrower of such financial statements and reports on its website; and
          (c) promptly, such additional financial and other information as the Joint Lead Arrangers may from time to time reasonably request.
     6.3 Payment of Taxes. Pay all taxes due and payable by or any other tax assessments made against the Borrower or any of its Subsidiaries or any of their respective property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as applicable).
     6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and

(b) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business of comparable size and financial strength and owning similar properties in the same general areas in which the Borrower operates, which may include self-insurance, if determined by the Borrower to be reasonably prudent.
     6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) (i) permit representatives of the Administrative Agent and any Lender (but no more than once annually in case of Lenders unless and Event of Default shall have occurred and be continuing) to visit and inspect any of its and its Subsidiaries’ properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and (ii) use commercially reasonable efforts to provide for the Lenders to meet with the independent certified public accountants of the Borrower and its Subsidiaries to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries.
     6.7 Notices. Promptly give notice to the Administrative Agent and each Lender:
          (a) the occurrence of any Default or Event of Default;
          (b) any litigation or proceeding to which the Borrower or any of its Subsidiaries is a party (i) in which the amount involved is $25,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, (iii) which relates to any Loan Document or (iv) seeks to prohibit the ownership or operation by the Borrower or any of its Subsidiaries of all or a material portion of their respective businesses or assets;
          (c) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
          (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of two Responsible Officers setting forth the details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.
     6.8 Maintenance of Licenses, etc. Maintain in full force and effect any authorization, consent, license or approval of any Governmental Authority necessary for the conduct of the

Borrower’s business as now conducted by it or necessary in connection with this Agreement, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.9 More Favorable Debt Covenants. Promptly advise the Administrative Agent and the Lenders if at any time after the date of this Agreement the Borrower or any of its Subsidiaries shall enter into or be a party to any instrument or agreement relating to or amending any provisions applicable to any of its Indebtedness which exceeds $50,000,000. Thereupon, if the Administrative Agent or the Required Lenders shall request, upon notice to the Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.
     6.10 Use of Proceeds. Only use the proceeds of the Extensions of Credit to: (a) refinance certain debt outstanding, including the debt under the Existing Credit Agreement and Convertible Notes, (b) finance Permitted Acquisitions, (c) repurchase shares of the Borrower’s Capital Stock in accordance with applicable Legal Requirements and (d) provide for the working capital needs and general corporate purpose needs of the Borrower and its Subsidiaries.
SECTION 7. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect or any Obligation remains unpaid or unperformed:
     7.1 Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio on the last day of any fiscal quarter to exceed 3.00 to 1.00.
     7.2 Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio on the last day of any fiscal quarter to be less than 2.50 to 1.00.
     7.3 Change in Business. The Borrower shall not and shall not permit its Subsidiaries to engage, either directly or indirectly through Affiliates, in any business substantially different from the business of the Borrower or the applicable Subsidiary as of the Effective Date; provided, however, that the Borrower or any of its Subsidiaries may (a) form or acquire an Industrial Loan Corporation and (b) act as a broker, agent or act in another similar capacity for third party providers of financial product or consumers seeking financial products.
     7.4 Mergers, Acquisitions, Etc. The Borrower shall not and shall not permit its Subsidiaries to consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary, sell all or substantially all of its assets or acquire all or substantially all of the assets of any other Person, except for the following (each, a “Permitted Acquisition”):
          (a) the Borrower and its wholly-owned Subsidiaries may merge with each other and the Borrower’s wholly-owned Subsidiaries may sell all or substantially all of their assets to each other, provided that in any such merger involving the Borrower, the Borrower is the surviving Person; and
          (b) the Borrower or any of its Subsidiaries may acquire (by merger or otherwise) any Person as a new Subsidiary or acquire all or substantially all the assets of any other Person (each, a “Proposed Target”); provided that:
               (i) no Default or Event of Default exists or will result after giving effect to any such acquisition;
               (ii) the Proposed Target is engaged in a business or activity reasonably related to the business of the Borrower and its Subsidiaries (for purposes hereof, the operation of an Industrial Loan Corporation shall be deemed reasonably related to the business of the Borrower and its Subsidiaries);
               (iii) after giving effect to such acquisition, the Proposed Target shall be owned directly by the Borrower or shall become a wholly-owned Subsidiary, directly or indirectly, of the Borrower;
               (iv) on a pro forma basis, as if the Proposed Target had been a Subsidiary of the Borrower or owned by the Borrower at the time the most recent Compliance Certificate was delivered to the Administrative Agent, the Borrower would have been in compliance with the financial covenants set forth in Section 7.1 and Section 7.2;
               (v) the Board of Directors or other governing body of the Proposed Target shall have approved the acquisition and such acquisition shall be completed as a result of an arm’s length negotiation (i.e. on a non-hostile basis); and
               (vi) after giving effect to such acquisition, (A) the pro forma Total Leverage Ratio shall be less than 2.50 to 1.00 or (B) the total cash or other consideration paid or payable in cash or other property (including any assumed Indebtedness) in connection with such acquisition and all acquisitions during such fiscal year shall not exceed $100,000,000.
          (c) the Borrower or its Subsidiaries may enter into any other merger, consolidation, acquisition of assets or sale of assets approved in writing by the Required Lenders.
     7.5 Liens. The Borrower shall not and shall not permit its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any of its Property whether now owned or hereafter acquired, except for the following:
          (a) Liens listed in Schedule 7.5(a) and existing on the date of this Agreement;
          (b) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of the Borrower or any of its Subsidiaries is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

          (c) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by applicable Legal Requirements incurred in the ordinary course of business or are being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of the Borrower or any of its Subsidiaries is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;
          (d) Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;
          (e) Zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
          (f) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clauses (a) and (e) above, provided that any extension, renewal or replacement Lien (i) is limited to the property covered by the existing Lien and (ii) in the case of Liens securing Indebtedness described in clause (a), secures Indebtedness which is no greater in amount and has material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien;
          (g) Any attachment or judgment Lien not constituting an Event of Default;
          (h) Banker’s Liens, rights of setoff and similar Liens with respect to cash and Marketable Securities on deposit in one or more bank or securities accounts in the ordinary course of business; and
          (i) Liens securing other Indebtedness in aggregate principal amount not exceeding 5% of the stockholders’ equity of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as shown on the most recent balance sheet delivered to the Administrative Agent in accordance with Section 6.1.
     7.6 Subsidiary Debt. The Borrower shall not permit its Subsidiaries to create, incur, assume or permit to exist any Indebtedness other than (i) Indebtedness owing to the Borrower or another Subsidiary, and (ii) other Indebtedness in an aggregate principal amount not exceeding 5% of the stockholders’ equity of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as shown on the most recent balance sheet delivered to the Administrative Agent in accordance with Section 6.1.
     7.7 Distributions. The Borrower shall not and shall not permit its Subsidiaries to reorganize, recapitalize or make any Distributions or set apart any funds for any such purpose, except that (a) any wholly-owned Subsidiary may make Distributions to the Borrower or another wholly-owned Subsidiary, and (b) the Borrower and its Subsidiaries may make a Distribution or set apart funds for such purpose if (i) no Default or Event of Default exists or will result after giving effect to any such Distribution and (ii) on a pro forma basis, as if the Distribution has been made, or the funds were set apart for such purpose, at the time the most recent Compliance Certificate was delivered to the Administrative Agent, the Borrower would have been in compliance with the financial covenants set forth in Section 7.1 and Section 7.2.
     7.8 Transactions With Affiliates. The Borrower shall not and shall not permit its Subsidiaries to enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to the Borrower or such Subsidiary, as applicable, as an arms-length transaction with unaffiliated Persons.
     7.9 Subsidiary Restrictions. The Borrower shall not and shall not permit its Subsidiaries to enter into, or be otherwise subject to, any Contractual Obligation (including its charter documents) which limits the amount of or otherwise imposes restrictions on (a) the payment of Distributions by any Subsidiary to the Borrower or any other Subsidiary, (b) the payment by any Subsidiary of any Indebtedness owed to the Borrower or any other Subsidiary, (c) the making of loans or advances by any Subsidiary to the Borrower or any other Subsidiary, (d) the transfer by any Subsidiary of its property to the Borrower or any other Subsidiary, or (e) the merger or consolidation of any Subsidiary with or into the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable laws or by this Agreement which (taken as a whole) could reasonably be expected not to have a Material Adverse Effect, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is not prohibited hereunder, (iii) clause (d) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (iv) the foregoing shall not apply to (A) any Contractual Obligation in effect on the date hereof or that governs any Indebtedness, Capital Stock or assets of a Person acquired by a Borrower or any Subsidiary as in effect on the date of such acquisition (except to the extent such Contractual Obligation was created or such Indebtedness was incurred in connection with or in contemplation of such acquisition, which limitation or restriction is not applicable to any Person, or the assets of any Person, other than the Person, or the assets of the Person, so acquired, provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred), (B) customary provisions in joint venture agreements and other similar instruments relating solely to the securities, assets and revenues of such joint venture, and (C) restrictions on deposits or minimum net worth requirements imposed under contracts entered into in the ordinary course of business.
SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof; or

          (b) any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
          (c) the Borrower shall default in the observance or performance of any agreement contained in Section 6.4, Section 6.7(a), Section 6.9 or Section 7 of this Agreement; or
          (d) the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 20 days after the date of such default; or
          (e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of or interest on any Indebtedness (including any Guarantee Obligation, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or
          (f) (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (v) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in the foregoing clauses (i) through (iv);
          (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any of its Subsidiaries shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
          (h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or, subject to customary deductibles, fully covered by insurance as to which the relevant insurance company has not acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
          (i) the Borrower shall become a Designated Person; or
          (j) there shall have occurred a Change of Control.
then, and in any such event, (i) if such event is an Event of Default specified in paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (ii) if such event is any other Event of Default, either or both of the following actions may be taken: (A) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (B) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 9. THE AGENTS
     9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
     9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
     9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any of its affiliates, shall be deemed to constitute any representation or warranty by any Agent to any

Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its affiliates that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the repayment of the Loans and all other amounts payable hereunder.
     9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
     9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the

Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
     9.10 Arrangers, Joint Bookrunners, Documentation Agents and Syndication Agent. None of the Joint Lead Arrangers, Joint Bookrunners, Documentation Agents or the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.
SECTION 10. MISCELLANEOUS
     10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Except for any amendments to this Agreement pursuant to Section 6.9 and any increase in the Total Commitments pursuant to Section 2.3, which amendments and increase shall only require the consent of the Borrower and the Administrative Agent, the Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
               (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the stated expiration date of any Letter of Credit beyond the Termination Date, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s

Commitment, in each case without the written consent of each Lender directly affected thereby (except that only the Lenders who are increasing their Commitments are required to consent to a request by the Borrower under Section 2.3 to increase the Total Commitments);
               (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 or Section 10.6(a)(i) without the written consent of such Lender;
               (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders;
               (iv) amend, modify or waive any provision of Section 2.14 related to pro rata treatment without the consent of each Lender directly affected thereby;
               (v) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent;
               (vi) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; or
               (vii) amend, modify or waive any provision of Section 3 or any other provision affecting the Issuing Lender without its written consent.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     10.2 Notices.
          (a) Except as otherwise provided herein, including without limitation Section 10.2(b), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232
Attention: Chief Financial Officer
Telecopy: (612) 758-5201

Telephone: (612) 758-5200

With a copy to:	Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, MN 55402-3232
Attention: General Counsel
Telecopy: (612) 758-6034
Telephone: (612) 758-5200

Administrative Agent, Issuing	Wells Fargo Bank, National Association
Lender and Swingline Lender:	MAC N9305-0187
18th Floor
90 S 7TH ST
Minneapolis, MN 55402-3903
Attention:
Telecopy: (612) 667-4144
Telephone: (612) 667-1602
provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lender or any Lender shall not be effective until received.
          (b) Notices and other communications to the Administrative Agent, the Issuing Lender or the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent, the Issuing Lender and each Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Additionally, if the Administrative Agent agrees to accept a notice pursuant to Section 2, including any notice of borrowing, notice of interest period selection or notice of Revolving Loan conversion, made by e-mail transmission, such e-mail transmission shall be binding on the Borrower whether or not written confirmation is sent by the Borrower or requested by the Administrative Agent, and the Administrative Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon e-mail notice believed by the Administrative Agent in good faith to be from the Borrower or its agents. The Administrative Agent’s records of the terms of any e-mail notice pursuant to Section 2 shall be conclusive on the Borrower in the absence of gross negligence or willful misconduct on the part of the Administrative Agent in connection therewith.
          (c) The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any of its Subsidiaries, or any other materials or matters relating to this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system that requires passwords for access and takes other customary measures with respect to confidentiality and security (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates represents or warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform, except to the extent any of the foregoing liabilities are caused by the gross negligence or willful misconduct of the Administrative Agent or any of its Affiliates. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
          (d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notification”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notification may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notification may be sent to such e-mail address.
     10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other Extensions of Credit.
     10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Issuing Lender and the Lenders for all their respective reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Administrative Agent, the Lenders and the Issuing Lender, (c) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement and performance of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower and its Subsidiaries or any of the Properties and the reasonable fees and expenses of counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 10.5 shall survive the repayment of the Loans and all other amounts payable hereunder.
     10.6 Successors and Assigns; Participations and Assignments.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

          (b) (i) Subject to the conditions set forth in paragraph 10.6(c)(b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
                    (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an affiliate of any Lender or, if an Event of Default has occurred and is continuing, any other Person; and
                    (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender or an affiliate of a Lender.
               (ii) Assignments shall be subject to the following additional conditions:
                    (A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
                    (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
                    (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
               (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5 but shall be subject to the limitations set forth therein). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.7. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7 as though it were a Lender.
               (ii) Notwithstanding anything to the contrary herein, a Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater payments. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.16(d).

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(c). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage, expense, obligations, penalties, actions, judgments, suits or any kind whatsoever arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
     10.7 Adjustments; Set-off.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender hereunder, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, including other rights of set-off, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), after any applicable grace period, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, affiliate or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MINNESOTA.
     10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Minnesota, the courts of the United States located in Minnesota, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding relating to this Agreement or any other Loan Document any special, exemplary, punitive or consequential damages.
     10.13 Acknowledgments. The Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
     10.14 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential in accordance with such party’s customary practices (and in any event in compliance with applicable law regarding material non-public information) all non-public information provided to it by the Borrower, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.14 or substantially equivalent provisions, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (as long as such attorneys, accountants and other professional advisors are subject to confidentiality requirements substantially equivalent to this Section 10.14), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, provided that, in the case of clauses (d), (e) and (f) of this Section 10.14, with the exception of disclosure to bank regulatory authorities, the Borrower (to the extent legally permissible) shall be given prompt prior notice so that it may seek a protective order or other appropriate remedy.
     10.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     10.16 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FAIR ISAAC CORPORATION
By:	/s/ Charles M. Osborne
	Name:	Charles M. Osborne
	Title:	Vice President & CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Arranger, Administrative Agent, Issuing Lender and as a Lender
By:	/s/ R. James Hancock
	Name:	R. James Hancock
	Title:	Vice President

U.S BANK NATIONAL ASSOCIATION, as Arranger and as a Lender
By:	/s/ Michael J. Reymann
	Name:	Michael J. Reymann
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as Documentation Agent and as a Lender
By:	/s/ Daniel R. Petrick
	Name:	Daniel R. Petrick
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Documentation Agent and as a Lender
By:	/s/ Anthony Galea
	Name:	Anthony Galea
	Title:	Associate

[Signature page to Fair Isaac Credit Agreement]

CITIBANK, N.A., as a Lender
By:	/s/ Ross Levitsky
	Name:	Ross Levitsky
	Title:	Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender
By:	/s/ Yvonne Tilden
	Name:	Yvonne Tilden
	Title:	Vice President

By:	/s/ Andreas Neumeier
	Name:	Andreas Neumeier
	Title:	Director

[Signature page to Fair Isaac Credit Agreement]

SCHEDULE 1.1A
COMMITMENTS

Name of Lender	Revolving Commitment
Wells Fargo Bank, National Association	$75,000,000
U.S. Bank National Association	$75,000,000
Bank of America, N.A.	$50,000,000
JPMorgan Chase Bank, N.A.	$50,000,000
Citibank, N.A.	$25,000,000
Deutsche Bank AG, New York Branch	$25,000,000
Total	$300,000,000.00